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                     December 12, 2022

       Steven F. DeGennaro
       Chief Financial Officer
       Marcus & Millichap, Inc.
       23975 Park Sorrento, Suite 400
       Calabasas, CA 91302

                                                        Re: Marcus & Millichap,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 001-36155

       Dear Steven F. DeGennaro:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction